Exhibit 99.1

NEWS RELEASE

ICF International to Acquire Ironworks Consulting

•	Increases Breadth and Depth of ICF’s Implementation Services in Its Key Markets

•	Brings Attractive Balance of Commercial and Government Clients

•	Creates Substantial Cross-Selling Potential and Entrée into Commercial Health Market

•	Builds ICF’s Presence in Fast-Growing Interactive Digital Services Market

•	Acquisition is Expected to Be Accretive in 2012

FOR IMMEDIATE RELEASE

Contact:

Dr. Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen/Betsy Brod, MBS Value Partners, 1.212.750.5800

FAIRFAX, Va. (December 12, 2011) - ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, announced today that it has signed a definitive agreement to purchase Ironworks Consulting, L.L.C. Ironworks is an interactive web development firm that provides customer engagement solutions across web, mobile, and social media platforms to blue chip companies in the health, energy, and financial services industries, as well as to U.S. federal government agencies and nonprofit organizations. For 2011, Ironworks is expected to have revenues of $57 million and an operating income margin of greater than 20 percent. The cash purchase price will be $100 million, prior to the net present value of a tax benefit of approximately $23 million. The purchase will be funded through ICF’s existing bank credit line.

Founded in 2001, Ironworks offers integrated customer-facing applications, including interactive, portal and content management solutions, and business and IT alignment services to a growing roster of Fortune 500 companies and government agencies. Commercial business is expected to account for approximately 65 percent of Ironworks’ 2011 revenues, representing its work for companies in the health; energy; nonprofit; financial services; and manufacturing, retail, and distribution markets. In the government arena, Ironworks’s clients include Centers for Disease Control and Prevention, Department of Veterans Affairs, and National Science Foundation, among others.

“This transaction is emblematic of ICF’s strategy – to continuously expand our range of implementation service offerings in our markets,” said ICF International Chairman and CEO Sudhakar Kesavan. “Ironworks is an excellent strategic fit for ICF, adding complementary capabilities and clients across several of our key markets. With its record of sustained growth and deep client relationships in similar verticals, it strengthens our position in the fast-growing interactive digital services space.”

“We are pleased to be joining ICF, which we see as an excellent platform to support our future growth,” said Ironworks Chief Executive Officer Scott Walker. “Our priority markets, emphasis on long-term client relationships, and ‘go-to-market’ strategies are consistent, and both of our firms have entrepreneurial cultures that value collaborative work environments.”

The combination of Ironworks with ICF creates value in several ways:

•

Leverages Ironworks’ Attractive Balance of Commercial and Government Verticals. Ironworks, like ICF, has grown rapidly by serving vertical segments in both the commercial and government markets. Its complementary services provide new selling opportunities for ICF in the federal, commercial energy, and nonprofit space, while offering additional opportunities in the financial and commercial health segments for ICF services.

•

Provides Entrée into Commercial Health Market and Additional Implementation Services in Commercial Energy. The transaction also represents ICF’s first substantive entrance into the commercial health/IT market, where Ironworks has a number of long-standing relationships with major payers and providers. Ironworks also extends ICF’s ability to provide customer-facing applications in the commercial energy market.

•

Creates a Unique, End-to-End Provider in ICF’s Markets in the Rapidly-Growing Digital/Interactive Space. This transaction combines ICF’s strong capabilities in strategic communications and systems integration with Ironworks’ expertise around digital/interactive media, mobile technologies, social media, and portal and content management to provide end-to-end customer experience management services. The increased scale and range position ICF as one of the leaders in the high-growth digital/interactive market for both government and commercial clients.

Conference Call Information

ICF’s management will host a conference call today, December 12, at 5:30 p.m. Eastern Time to discuss the Ironworks acquisition. To participate in the conference call, please call one of the following numbers approximately 10 to 15 minutes prior to the scheduled call:

U.S. Participants	1.877.317.6789
Global Toll	1.412.317.6789

A playback of the call will be available from one hour after the call until 5 p.m. on December 19, 2011, and may be accessed by dialing:

U.S. Participants	1.877.344.7529
Global Toll	1.412.317.0088
Conference Number	10007608

To participate in the webcast, register at http://investor.icfi.com at least 15 minutes prior to the webcast and download and install any necessary software. An archive of the webcast will be available for one year following the live event.

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About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and transportation;

health, education, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,000 employees serve these clients worldwide. ICF’s website is http://www.icfi.com.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations, and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These statements include those that refer to ICF’s current expectations about the acquisition of Ironworks. Other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. Although ICF’s expectations are based on what management believes to be reasonable assumptions, it cannot assure the expectations reflected in this document will be achieved as they are subject to risks and uncertainties that are difficult to predict and may be outside of ICF’s control. Such risks and uncertainties include the possibility that the benefits anticipated from the Ironworks transaction will not be fully realized, the possibility the transaction may not close, and other risks in connection with the proposed transaction. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.